Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Redbox Entertainment Inc. on Form S-1 of our report dated April 2, 2021, except for the effects of the restatement discussed in Note 2 to which the date is May 26, 2021, and for the effects of the second amendment restatement related to redeemable common shares discussed in Note 2 to which the date in November 22, 2021, with respect to our audit of the financial statements of Seaport Global Acquisition Corp. as of December 31, 2020 and for the period from July 24, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
Marcum LLP
Houston, Texas
November 30, 2021